Exhibit 107

Calculation of Filing Fee Tables
S-1
 (Form Type)
 Trump Media & Technology Group Corp.
 (Exact Name of Registrant as Specified in its Charter)
 Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c)	5,102,002(1)	$21.85(2)	$111,504,251.16	$147.60 per $1,000,000	$16,458.03
	Total Offering Amounts					$111,504,251.16		$16,458.03

	Total Fees Previously Paid							$—

	Total Fee Offsets							$—

	Net Fee Due							$16,458.03

(1)
Represents up to an aggregate of 5,102,002 shares of our common stock, $0.0001 par value per share, consisting of (i) 2,002 shares issued on August 23, 2024 pursuant to the terms of certain investor relations consulting agreement, dated as of October 23, 2021, by and between Trump Media & Technology Group (the “Company”) and MZHCI, LLC and (ii) up to 5,100,000 shares issued on August 9, 2024 pursuant to that certain asset purchase agreement, dated as of July 3, 2024, by and among the Company, WorldConnect Technologies, L.L.C., WorldConnect IPTV Solutions, LLC, and JedTec, L.L.C, consisting of (a) 2,600,000 shares issued on August 9, 2024 and (b) up to 2,500,000 shares which may be earned and payable upon the achievement of certain contractual milestones.

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on August 20, 2024.